Exhibit 5

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trade-mark Agents 855 - 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary AB T2P 4J8 Canada Tel: 403-260-9600 Fax: 403-260-9700

October 15, 2024

Reference: 66054/1

South Bow Corporation

707 – 5 Street SW

Calgary, Alberta, T2P 0Y3

RE:  South Bow Corporation – Registration Statement on Form S-8

We have acted as Canadian counsel to South Bow Corporation (the “Corporation”), a corporation incorporated under the Canada Business Corporations Act, in connection with the filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). The Registration Statement provides for the registration for offer and sale of: (i) an aggregate of 50,000 common shares in the capital of the Corporation (“Common Shares”) under the South Bow USA Services Inc. 401(k) and savings plan; and (ii) an aggregate of 1,167,167 Common Shares issuable pursuant to the exercise of options (“Options”) granted under the stock option plan of the Corporation dated October 1, 2024 (the “Option Plan”).

Scope of Review

For the purposes of this opinion letter, we have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such records, certificates and other documents and have considered such questions of law as we have considered relevant or necessary as a basis for the opinions hereinafter expressed including, without limitation:

1.	the restated certificate of incorporation and restated articles of incorporation of the Corporation;

2.	by-law no. 1 of the Corporation dated effective October 1, 2024;

3.	a copy of the Option Plan; and

4.	a certificate of an officer of the Corporation dated as of the date hereof as to certain factual matters.

We have relied upon the foregoing documents as to the factual matters provided for in them, without independent investigation, for purposes of providing our opinions expressed below.

Assumptions and Qualifications

In conducting our examinations and for the purpose of the opinions hereinafter expressed, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all agreements, certificates, instruments and other documents submitted to us as originals, and the conformity to the originals thereof of all agreements, certificates, instruments and other documents

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submitted to us as copies, whether certified, notarial, true, facsimile, photostatic or otherwise, and the accuracy and completeness of the information contained therein. We have also assumed that all certificates and other documents referred to herein remain accurate as of the date hereof.

Whenever our opinion refers to Common Shares as being “fully paid and non-assessable”, such opinion indicates that the holder of such Common Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as a holder of such Common Shares, either in order to complete payment for the Common Shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to the actual receipt by the Corporation of the consideration for the issuance of such Common Shares or as to the adequacy of any consideration received therefore.

Applicable Law

We are qualified to practice law in the Province of Alberta and the opinions set forth herein are restricted to the laws of the Province of Alberta and the federal laws of Canada applicable therein (in each case, in effect as of the date hereof), and we express no opinion as to any other laws, or matters governed by any other laws.

We have no responsibility or obligation to: (i) update this opinion letter; (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to the date hereof that do or may affect the opinion we express herein; (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion letter; or (iv) consider the applicability or correctness of this opinion letter to any person other than the addressee.

Opinion

Based and relying on the above, and subject to the assumptions and qualifications above, we are of the opinion that the Common Shares reserved for issuance pursuant to the exercise of Options issued pursuant to the Option Plan will be, when issued upon the valid exercise of the Options in accordance with the Option Plan and receipt by the Corporation of the exercise price therefor, duly authorized and validly issued as fully paid and non-assessable shares.

Consent

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

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